Exhibit 99.2

PCT Ltd. (PCTL) Executes 1 Million Gallon Minimum Annual Supply Agreement; Company Anticipates Record Setting Revenues for 4th Quarter

LITTLE RIVER, S.C.—October 26, 2020 (BUSINESS WIRE)-- PCT LTD (OTC Pink: PCTL) today announced that it has executed a domestic supply agreement with Maverick Energy Services and Maverick Environmental Solutions of Holdenville, Oklahoma for a minimum of 1,000,000 gallons of PCT Hydrolyte® to be delivered over the next twelve months. An initial order has been fulfilled on this contract.

We would also like to update our shareholders on PCTL’s revenue guidance for the fiscal year of 2020. We continue to anticipate revenues of approximately $4 million. In addition, we expect to achieve record setting revenues during the 4th quarter of 2020.

About Maverick Energy Services and Maverick Environmental Solutions, LLC:

Both companies were developed by Mr. Doug Humphreys. Mr. Humphreys graduated in 1975 from Southwest Oklahoma University with degrees in Business Administration and Geology. Mr. Humphreys began his career in 1977 with Tide West Oil Company, formerly Flint & Associates. From 1977 – 1997, Mr. Humphreys had a personal role in the development of over 1,500 wells at various depths of up to 20,000 plus feet. Over his career, he was employed with various oil and gas companies, including Tide West Oil Company, Square D Drilling, Kerr-McGee, focused in Texas, New Mexico, Louisiana, Kansas and Oklahoma. In 2007, Mr. Humphreys started Maverick Energy Services, LLC and in 2019, Maverick Environmental Services, LLC. Mr. Humphreys currently serves on the board of The First National Bank of Holdenville, Oklahoma, serves on the foundation board of Seminole State College, is a member of OIPA and is a well-known figure within oil and gas circles.

www.OKMaverick.com

About PCT Ltd:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC:PINK, "PCTL" is actively engaged in applying for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now continues to gain market share in the U.S. and internationally.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC. PCTL does not utilize social media, chatrooms or other online sources to disclose material information.  The public should only rely on official press releases and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: the ability of PCTL to fulfill orders to the United Kingdom; PCTL's continued  installation of equipment with distributors and/or customers; subsequent installations of PCTL's Annihilyzer Infection Control Systems and other larger-volume equipment; PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Gary Grieco, CEO and Chairman, PCT LTD
+1(843) 390-7900 Office
www.para-con.com
www.pctcorphealth.com
www.survivalyte.com

Rich Inza, Investor Relations (RMJ Consulting, LLC)
+1(843) 491-4611
IR@para-con.com

Dave Donlin

Cervelle Group

407-405-8142